Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Leslie Loyet	Vicki Baker
Chief Financial Officer	General Information	Media Inquiries
(312) 658-5740	(312) 640-6672	(703) 796-1798

FOR IMMEDIATE RELEASE

WEDNESDAY, JULY 5, 2006

STRATEGIC HOTELS & RESORTS ANNOUNCES ACQUISITION OF

THE FAIRMONT SCOTTSDALE PRINCESS

Chicago, IL – July 5, 2006 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) today announced it has signed an agreement to acquire The Fairmont Scottsdale Princess from an affiliate of Fairmont Raffles Holdings International for a purchase price of $345.0 million, and an adjacent 10-acre development parcel for $15.0 million. The acquisition, which is expected to close during the third quarter of 2006, remains subject to contractual closing conditions. Fairmont will continue to manage the property subsequent to the closing of the acquisition.

The 651-room destination resort is located on 65 acres in the high growth northern region of Scottsdale, Arizona. The hotel features 72 villas, 119 casitas, five restaurants, preferred access to the adjacent 36-hole Tournament Players Club Scottsdale golf course, 54,000 square feet of executive meetings space, and a 44,000 square foot Willow Stream spa.

The company forecasts that the property will contribute approximately $8 million of EBITDA in the last four months of 2006 and approximately $28 million in the first twelve months of ownership.

Laurence Geller, Chief Executive Officer of Strategic Hotels & Resorts, commented, “The Phoenix/Scottsdale region is one of the strongest lodging markets in the United States. The Fairmont Scottsdale Princess is located within this nexus of growth and enjoys a pre-eminent reputation within the area. In addition to the significant value added opportunities at the resort, our acquisition of the adjacent 10-acre development parcel provides an exciting consumer research driven opportunity to add a substantial number of additional keys, indoor and outdoor meeting and conference space and

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other high-end amenities. These opportunities will further enhance and secure the property’s market position.”

William Fatt, Chief Executive Officer of Fairmont Raffles Holdings International, stated, “In selecting Strategic Hotels & Resorts to acquire this hotel in an off market transaction, we are delighted to have another opportunity to work with Strategic as we consider the company an important growth oriented partner. Strategic's long-term vision, unique consumer driven approach to operations, and value added execution capabilities bring significant value to this partnership, all of which we took into account as part of the overall purchase price consideration."

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and asset manages high-end hotels and resorts. The company has ownership interests in 19 properties with an aggregate of 9,658 rooms. For further information, please visit the company's website at http://www.strategichotels.com.

This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the "Company"). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company's projections. Factors that may contribute to these differences include but are not limited to the following: satisfaction of all closing conditions, availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically; delays in construction and development; demand for hotel condominiums; marketing challenges associated with entering new lines of business; risks related to natural disasters; the pace and extent of the recovery of the New Orleans economy and tourism industry; the successful collection of insurance proceeds and rehabilitation of the New Orleans property; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.